Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of VIT Emerging Growth Series, which was held on October 12, 2001, the following actions were taken: Item 1. Trustees of the trust were elected as follows:
Number of shares
Nominee                        For              Withhold Authority
Jeffrey L. Shames           64,757,283.653       1,636,388.781
John W. Ballen              64,755,836.411       1,637,836.023
Lawrence H. Cohn            64,726,930.098       1,666,742.336
J. David Gibbons            64,646,503.181       1,747,169.253
William R. Gutow            64,742,192.153       1,651,480.281
J. Atwood Ives              64,758,145.271       1,635,527.163
Abby M. O'Neill             64,653,666.351       1,740,006.083
Lawrence T. Perera          64,731,796.761       1,661,875.673
William J. Poorvu           64,745,609.760       1,648,062.674
Arnold D. Scott             64,770,824.043       1,622,848.391
J. Dale Sherratt            64,733,092.879       1,660,579.555
Elaine R. Smith             64,720,704.428       1,672,968.006
Ward Smith                  64,667,766.118       1,725,906.316
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 62,098,030.612
Against 1,724,197.575
Abstain 2,571,444.247
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 61,996,129.271
Against 1,433,380.709
Abstain 2,964,162.454
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 62,370,383.054
Against 1,315,220.572
Abstain 2,708,068.808
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 63,452,683.625
Against 432,894.752
Abstain 2,508,094.057